Exhibit 10.2

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (the “Amendment”) is made as of August __, 2023 (the “Effective Date”), by and between WAVEDANCER, INC., a Delaware corporation (“Seller”) and GRAY MATTERS DATA CORP., a Delaware corporation (“Buyer”).

RECITALS

A.         Buyer and Seller are parties to a Stock Purchase Agreement, dated as of March 17, 2023 (the “Agreement”), with respect to the Buyer’s acquisition of Seller’s operating unit responsible for the Business (Seller’s blockchain supply chain management business). Unless otherwise defined herein, capitalized terms will have the meanings established in the Agreement. Buyer or Seller may be referred to in this Amendment as a “Party” or together as the “Parties”.

B.         The Agreement provides for Buyer’s payment to Seller of certain annual Contingent Payments, over a period of seven (7) years, up to a Total Maximum Payment of Four Million Dollars (U.S.$4,000,000) (subject to adjustment as provided in the Agreement).

C. Seller and Buyer wish to (i) amend the Agreement to provide, in part, for an accelerated reduced Contingent Payment, (ii) to sell to certain of Buyer’s investors all Rollover Stock held by Seller, and (iii) otherwise terminate various ongoing rights and obligations of the Parties established in the Agreement and ancillary agreements entered into in connection with the Agreement, to simplify the ongoing relationship between the Parties.

In consideration of these premises, and of the mutual promises and conditions in this Amendment, the parties amend the Agreement as follows:

1.    Accelerated Payment in Lieu of Contingent Payments. The parties hereby agree that all rights and obligations under the Agreement with respect to the calculation and payment of Contingent Payments are hereby terminated, and in lieu thereof, Buyer shall pay to Seller a single payment of One Million Dollars (U.S.$1,000,000) (the “Accelerated Payment”). Section 2.6 (Contingent Payments) is hereby deleted. For purposes of the Agreement, the Accelerated Payment shall be the sole Contingent Payment. The Accelerated Payment shall paid to Seller concurrently with the execution and closing of the Rollover Stock SPA referenced in Section 2 hereof.

2.    Sale of Rollover Stock. As an express condition to the Accelerated Payment, and in lieu of the tender offer rights established in Section 7(b) of the Rollover Agreement, Seller shall sell to StealthPoint Fund I, LP, or its general partner StealthPoint LLC, a Delaware limited liability company (together “StealthPoint”), and StealthPoint nominees who are also holders of the Buyer’s Series A Preferred stock (collectively, “Series A Holders”), all of Seller’s Rollover Stock, for an aggregate purchase price of Four Hundred Thousand Dollars (U.S.$400,000) ) (the “Rollover Stock Buy-Out Price”), a per share purchase price of $0.4025, in accordance with a stock purchase agreement substantially in the form attached hereto as Exhibit A (the “Rollover Stock SPA”). Seller acknowledges and agrees that, upon the closing of the sale of Rollover Stock, Seller shall have no further rights pursuant to the Rollover Agreement.

3.    Early Termination Election and Restrictive Covenant Termination Election. Subject to the sale of Rollover Stock pursuant to Section 2 above, this Amendment shall be deemed an Early Termination Election, and pursuant to Section 8.01 of the Agreement, the General Representations and Covenants and the IP and Asset Representations shall expire upon the Effective Date (which shall be the Early Termination Election Date). Further, subject to the sale of Rollover Stock pursuant to Section 2 above, this Amendment shall be deemed a Restrictive Covenant Termination Election, and pursuant to Section 5.06(e) the restrictive covenants set forth in Section 5.06 shall be terminated as of the Effective Date (which shall be the Restrictive Covenant Termination Date). The sale of Rollover Stock described in Section 2 above, shall be in lieu of the Buyer Repurchase Option set forth in Section 5.11 of the Agreement, and consequently Buyer hereby waives any rights under that section.

4.    Indemnity Cap and Recourse. The Agreement’s provisions with respect to indemnification and Buyer’s recourse for indemnified claims contemplated ongoing rights and obligations with respect to both Contingent Payments and Rollover Stock, which are no longer relevant as a result of this Amendment. Accordingly, Article VIII (Indemnification) is hereby amended as follows:

(a)    Section 8.06 is hereby amended to read, in its entirety, as follows:

Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated beyond any appeal to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations by way of cash payments.

(b)    Sections 8.08 (Right of Setoff (Reduction of Contingent Payment)) and 8.11 (Order of Recourse) are hereby deleted.

5.    Termination of Side Letter. In connection with the Transaction, Seller, Buyer and Gray Matters Inc. (“GMI”) entered into a Side Letter Agreement dated as of March 17, 2023 (the “Side Letter”) regarding transactions between GMDC, GMI, and certain WaveDancer executive personnel defined as “WAVD Executives” in the Side Letter. Section 1 and Sections 2(a)-(e) of the Side Letter shall be terminated, ab initio, with understanding that Buyer or GMI may enter into any agreement or agreements with WAVD Executives, without limitation or restriction, and without the consent or approval of WaveDancer.

6.    Authorization of Amendment. Each Party represents and warrants that it has the legal capacity and all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. This Amendment has been duly executed and delivered by such Party and (assuming the due authorization, execution and delivery by the other Party) this Amendment constitutes the legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.    Effect of Amendment. This Amendment shall be effective as of the Effective Date. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern. Unless modified by this Amendment, all terms and conditions of the Agreement shall remain fully effective.

8.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

	BUYER:		SELLER:
	GRAY MATTERS DATA CORP.		WAVEDANCER, INC.

By:	/s/Gwendolyn Pal	By:	/s/G. James Benoit, Jr.
	Gwendolyn Pal, CAO and Secretary		G. James Benoit, Jr.
		Its:	Chief Executive Officer